Exhibit 99.1
News Release
USA Compression Partners, LP
111 Congress Avenue, Suite 2400
Austin, Texas 78701
usacompression.com
USA Compression Partners Reports Third-Quarter 2023 Results; Updates 2023 Outlook; Achieves Record Revenues and Revenue-generating Horsepower
AUSTIN, Texas, October 31, 2023 — USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for third-quarter 2023.
Financial Highlights
•Record total revenues of $217.1 million for third-quarter 2023, compared to $179.6 million for third-quarter 2022.
•Net income was $20.9 million for third-quarter 2023, compared to $9.6 million for third-quarter 2022. Net income for third-quarter 2023 includes a $3.4 million gain on derivative instrument.
•Net cash provided by operating activities was $50.1 million for third-quarter 2023, compared to $49.2 million for third-quarter 2022.
•Adjusted EBITDA was $130.2 million for third-quarter 2023, compared to $109.2 million for third-quarter 2022.
•Distributable Cash Flow was $71.6 million for third-quarter 2023, compared to $55.2 million for third-quarter 2022.
•Distributable Cash Flow Coverage was 1.39x for third-quarter 2023, compared to 1.07x for third-quarter 2022.
•Announced cash distribution of $0.525 per common unit for third-quarter 2023, consistent with third-quarter 2022.
Operational Highlights
•Average horsepower utilization was 93.6% for third-quarter 2023, compared to 90.3% for third-quarter 2022.
•Record average revenue-generating horsepower of 3.36 million for third-quarter 2023, compared to 3.09 million for third-quarter 2022.
•Record average revenue per revenue-generating horsepower per month of $19.10 for third-quarter 2023, compared to $17.53 for third-quarter 2022.
“I am pleased to report our third-quarter results continued the trend of improving financial and operational results and highlight our employees’ commitment to create value for all USA Compression stakeholders. Our third-quarter achievements again featured consecutive-quarter record-setting revenues, Adjusted EBITDA, Distributable Cash Flow, and Distributable Cash Flow Coverage,” commented Eric D. Long, USA Compression’s President and Chief Executive Officer.
“These record quarterly financial results were driven by strong operational performance including continued sequential-quarter improvements to fleet utilization and per-horsepower average revenue, as well as record average revenue-generating horsepower of approximately 3.36 million. We believe our third-quarter performance is directly attributable to our employees’ ability to deliver meaningful and recognized value to our customers and a continued tightening in the large-horsepower compression market. The tight compression market, coupled with continuing growth in the oil and natural gas markets, provides a solid base for the demand of our services which we believe will support the continued improvement of our balance sheet and financial condition.”
Expansion capital expenditures were $62.5 million, maintenance capital expenditures were $7.2 million, and cash interest expense, net was $41.4 million for third-quarter 2023.
On October 12, 2023, the Partnership announced a third-quarter cash distribution of $0.525 per common unit, which corresponds to an annualized distribution rate of $2.10 per common unit. The distribution will be paid on November 3, 2023, to common unitholders of record as of the close of business on October 23, 2023.
On October 27, 2023, the tranche of warrants with the right to purchase 10,000,000 common units with a strike price of $19.59 per common unit was exercised in full by the holders. The exercise of the warrants will be net settled by the Partnership for approximately 2,360,000 common units. These warrants were part of the preferred equity financing undertaken in 2018 in connection with the acquisition of CDM Resource Management.

Operational and Financial Data

	Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
Operational data:
Fleet horsepower (at period end) (1)	3,735,490		3,716,177		3,711,205
Revenue-generating horsepower (at period end) (2)	3,395,630		3,346,657		3,128,845
Average revenue-generating horsepower (3)	3,356,008		3,309,758		3,090,910
Revenue-generating compression units (at period end)	4,251		4,220		4,034
Horsepower utilization (at period end) (4)	93.9%		93.7%		90.9%
Average horsepower utilization (for the period) (4)	93.6%		93.4%		90.3%

Financial data ($ in thousands, except per horsepower data):
Total revenues	$217,085		$206,920		$179,613
Average revenue per revenue-generating horsepower per month (5)	$19.10		$18.65		$17.53
Net income	$20,902		$23,584		$9,612
Operating income	$60,954		$51,427		$45,103
Net cash provided by operating activities	$50,072		$87,871		$49,209
Gross margin	$78,056		$76,959		$61,388
Adjusted gross margin (6)	$142,157		$136,998		$120,160
Adjusted gross margin percentage (7)	65.5%		66.2%		66.9%
Adjusted EBITDA (6)	$130,164		$124,998		$109,156
Adjusted EBITDA percentage (7)	60.0%		60.4%		60.8%
Distributable Cash Flow (6)	$71,574		$67,038		$55,181
Distributable Cash Flow Coverage Ratio (6)	1.39	x	1.30	x	1.07	x
____________________________________
(1)Fleet horsepower is horsepower for compression units that have been delivered to the Partnership (and excludes units on order). As of September 30, 2023, the Partnership had 100,000 large horsepower on order for delivery, all of which is expected to be delivered within the next twelve months and 62,500 large horsepower of which is expected to be delivered by year-end 2023.
(2)Revenue-generating horsepower is horsepower under contract for which the Partnership is billing a customer.
(3)Calculated as the average of the month-end revenue-generating horsepower for each of the months in the period.
(4)Horsepower utilization is calculated as (i) the sum of (a) revenue-generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract but not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.
Horsepower utilization based on revenue-generating horsepower and fleet horsepower was 90.9%, 90.1%, and 84.3% at September 30, 2023, June 30, 2023, and September 30, 2022, respectively.
Average horsepower utilization based on revenue-generating horsepower and fleet horsepower was 90.0%, 89.0%, and 83.4% for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively.
(5)Calculated as the average of the result of dividing the contractual monthly rate, excluding standby or other temporary rates, for all units at the end of each month in the period by the sum of the revenue-generating horsepower at the end of each month in the period.
(6)Adjusted gross margin, Adjusted EBITDA, Distributable Cash Flow, and Distributable Cash Flow Coverage Ratio are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, as well as reconciliations of each measure to its most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
(7)Adjusted gross margin percentage and Adjusted EBITDA percentage are calculated as a percentage of revenue.

Liquidity and Long-Term Debt
As of September 30, 2023, the Partnership was in compliance with all covenants under its $1.6 billion revolving credit facility. As of September 30, 2023, the Partnership had outstanding borrowings under the revolving credit facility of $813.1 million, $786.9 million of availability and, subject to compliance with the applicable financial covenants, available borrowing capacity of $434.3 million. As of September 30, 2023, the outstanding aggregate principal amount of the Partnership’s 6.875% senior notes due 2026 and 6.875% senior notes due 2027 was $725.0 million and $750.0 million, respectively.
Total Leverage Ratio Calculation
The Partnership’s Seventh Amended and Restated Credit Agreement, dated as of December 8, 2021 (the “Credit Agreement”) includes a financial covenant for Total Leverage Ratio (as defined in the Credit Agreement). The Partnership’s Total Leverage Ratio as of September 30, 2023 was 4.21x, compared to 4.51x as of June 30, 2023. The reduction in the Partnership’s Total Leverage Ratio from the second-quarter 2023 to the third-quarter 2023 was due in part to the Partnership’s adding back $5.9 million in recurring tax expenses, consistent with the calculation of EBITDA under the Credit Agreement but which the Partnership had not added back in previous quarters. This tax add back increased EBITDA, which is the denominator of the Total Leverage Ratio calculation. Financial covenants in the Credit Agreement permit a maximum leverage ratio of not greater than 5.50 to 1.00 through September 30, 2023, and 5.25 to 1.00 thereafter (with certain exceptions for an increase in the event of a Specified Acquisition (as defined in the Credit Agreement)). If the Partnership had not implemented this tax add back, the Partnership’s Total Leverage Ratio as of September 30, 2023, would have been 4.40x.
Interest-rate Swap Modification
In October 2023, the Partnership modified its existing interest-rate swap to continue to manage interest-rate risk associated with the floating-rate Credit Agreement. The notional principal amount under the modified interest-rate swap remains $700 million and the termination date was extended from April 1, 2025 to December 31, 2025. Under the original interest-rate swap, the Partnership paid a fixed interest rate of 3.785% and received floating interest rate payments that were indexed to the one-month SOFR. Under the modified interest-rate swap, the Partnership pays a fixed interest rate of 3.9725% and continues to receive floating interest rate payments that are indexed to the one-month SOFR.
Full-Year 2023 Outlook
USA Compression is updating its full-year 2023 guidance as follows:
•Net income range of $73.0 million to $83.0 million;
•A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities, and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;
•Adjusted EBITDA range of $500.0 million to $510.0 million; and
•Distributable Cash Flow range of $270.0 million to $280.0 million.
Conference Call
The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss third-quarter 2023 performance. The call will be broadcast live over the internet. Investors may participate by audio webcast, or if located in the U.S. or Canada, by phone. A replay will be available shortly after the call via the “Events” page of USA Compression’s Investor Relations website.

By Webcast:	Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at https://investors.usacompression.com. Please log in at least 10 minutes in advance to register and download any necessary software.

By Phone:	Dial (888) 440-5655 at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call or conference ID 8970064.

About USA Compression Partners, LP
USA Compression Partners, LP is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USA Compression partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USA Compression focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. More information is available at usacompression.com.
Non-GAAP Financial Measures
This news release includes the Non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA, Distributable Cash Flow, and Distributable Cash Flow Coverage Ratio.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes Adjusted gross margin is useful to investors as a supplemental measure of the Partnership’s operating profitability. Adjusted gross margin primarily is impacted by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume, and per-unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units, and property tax rates on compression units. Adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin or any other measure presented in accordance with GAAP. Moreover, the Partnership’s Adjusted gross margin, as presented, may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its cost structure. To compensate for the limitations of Adjusted gross margin as a measure of the Partnership’s performance, management believes it important to consider gross margin determined under GAAP, as well as Adjusted gross margin, to evaluate the Partnership’s operating profitability.
Management views Adjusted EBITDA as one of its primary tools for evaluating the Partnership’s results of operations, and the Partnership tracks this item on a monthly basis as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year, and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income tax expense (benefit). The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital leases, unit-based compensation expense (benefit), severance charges, certain transaction expenses, loss (gain) on disposition of assets, loss (gain) on derivative instrument, and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure, or the historical cost basis of the Partnership’s assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the ability of the Partnership’s assets to generate cash sufficient to make debt payments and pay distributions; and
•the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.
Management believes Adjusted EBITDA provides useful information to investors because, when viewed in conjunction with the Partnership’s GAAP results and the accompanying reconciliations, it may provide a more complete assessment of the Partnership’s performance as compared to considering solely GAAP results. Management also believes that external users of the Partnership’s financial statements benefit from having access to the same financial measures that management uses to evaluate the results of the Partnership’s business.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities, or any other measure presented in accordance with GAAP. Moreover, the Partnership’s Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense (benefit), depreciation and amortization expense, unit-based compensation expense (benefit), impairment of compression equipment, impairment of goodwill, certain transaction expenses, severance charges, loss (gain) on disposition of assets, change in fair value of derivative instrument, proceeds from insurance recovery, and other, less distributions on the Partnership’s Series A Preferred Units (“Preferred Units”) and maintenance capital expenditures.
Distributable Cash Flow should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities, or any other measure presented in accordance with GAAP. Moreover, the Partnership’s Distributable Cash Flow, as presented, may not be comparable to similarly titled measures of other companies.

Management believes Distributable Cash Flow is an important measure of operating performance because it allows management, investors, and others to compare the cash flows that the Partnership generates (after distributions on the Partnership’s Preferred Units but prior to any retained cash reserves established by the Partnership’s general partner and the effect of the Distribution Reinvestment Plan) to the cash distributions that the Partnership expects to pay its common unitholders.
Distributable Cash Flow Coverage Ratio is defined as the period’s Distributable Cash Flow divided by distributions declared to common unitholders in respect of such period. Management believes Distributable Cash Flow Coverage Ratio is an important measure of operating performance because it permits management, investors, and others to assess the Partnership’s ability to pay distributions to common unitholders out of the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio, as presented, may not be comparable to similarly titled measures of other companies.
This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership for its 2023 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities, and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.
See “Reconciliation of Non-GAAP Financial Measures” for Adjusted gross margin reconciled to gross margin, Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income and net cash provided by operating activities reconciled to Distributable Cash Flow and Distributable Cash Flow Coverage Ratio.
Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “if,” “project,” “outlook,” “will,” “could,” “should,” or other similar words or the negatives thereof, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2023 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:
•changes in general economic conditions, including inflation or supply chain disruptions and changes in economic conditions of the crude oil and natural gas industries, including any impact from the ongoing military conflict involving Russia and Ukraine;
•changes in the long-term supply of and demand for crude oil and natural gas, including as a result of actions taken by governmental authorities and other third parties in response to world health events, and the resulting disruption in the oil and gas industry and impact on demand for oil and gas;
•competitive conditions in the Partnership’s industry, including competition for employees in a tight labor market;
•changes in the availability and cost of capital, including changes to interest rates;
•renegotiation of material terms of customer contracts;
•actions taken by the Partnership’s customers, competitors, and third-party operators;
•operating hazards, natural disasters, epidemics, pandemics, weather-related impacts, casualty losses, and other matters beyond the Partnership’s control;
•the deterioration of the financial condition of the Partnership’s customers, which may result in the initiation of bankruptcy proceedings with respect to certain customers;
•the restrictions on the Partnership’s business that are imposed under the Partnership’s long-term debt agreements;
•information technology risks including the risk from cyberattacks, cybersecurity breaches, and other disruptions to the Partnership’s information systems;
•the effects of existing and future laws and governmental regulations;
•the effects of future litigation;

•factors described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2023, Part II, Item 1A (“Risk Factors”) of the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which was filed with the SEC on May 2, 2023, and subsequently filed reports; and
•other factors discussed in the Partnership’s filings with the SEC.
All forward-looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
Investor Contact:
USA Compression Partners, LP
Investor Relations
ir@usacompression.com

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit amounts – Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Revenues:
Contract operations	$204,716	$196,982	$171,019
Parts and service	7,153	4,102	4,901
Related party	5,216	5,836	3,693
Total revenues	217,085	206,920	179,613
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	74,928	69,922	59,453
Depreciation and amortization	64,101	60,039	58,772
Selling, general, and administrative	20,085	14,950	14,663
Loss (gain) on disposition of assets	(3,865)	309	1,118
Impairment of compression equipment	882	10,273	504
Total costs and expenses	156,131	155,493	134,510
Operating income	60,954	51,427	45,103
Other income (expense):
Interest expense, net	(43,257)	(42,045)	(35,142)
Gain on derivative instrument	3,437	14,550	—
Other	23	57	27
Total other expense	(39,797)	(27,438)	(35,115)
Net income before income tax expense	21,157	23,989	9,988
Income tax expense	255	405	376
Net income	20,902	23,584	9,612
Less: distributions on Preferred Units	(12,188)	(12,188)	(12,188)
Net income (loss) attributable to common unitholders’ interests	$8,714	$11,396	$(2,576)

Weighted-average common units outstanding – basic	98,292	98,271	97,968

Weighted-average common units outstanding – diluted	100,263	99,694	97,968

Basic net income (loss) per common unit	$0.09	$0.12	$(0.03)

Diluted net income (loss) per common unit	$0.09	$0.11	$(0.03)

Distributions declared per common unit for respective periods	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP
SELECTED BALANCE SHEET DATA
(In thousands, except unit amounts – Unaudited)

September 30, 2023
Selected Balance Sheet data:
Total assets	$2,706,414
Long-term debt, net	$2,276,449
Total partners’ deficit	$(250,621)

Common units outstanding	98,299,245

USA COMPRESSION PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands — Unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net cash provided by operating activities	$50,072	$87,871	$49,209
Net cash used in investing activities	(48,082)	(64,448)	(43,545)
Net cash used in financing activities	(2,015)	(23,398)	(5,658)

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED GROSS MARGIN TO GROSS MARGIN
(In thousands — Unaudited)
The following table reconciles Adjusted gross margin to gross margin, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Total revenues	$217,085	$206,920	$179,613
Cost of operations, exclusive of depreciation and amortization	(74,928)	(69,922)	(59,453)
Depreciation and amortization	(64,101)	(60,039)	(58,772)
Gross margin	$78,056	$76,959	$61,388
Depreciation and amortization	64,101	60,039	58,772
Adjusted gross margin	$142,157	$136,998	$120,160

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands — Unaudited)
The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net income	$20,902	$23,584	$9,612
Interest expense, net	43,257	42,045	35,142
Depreciation and amortization	64,101	60,039	58,772
Income tax expense	255	405	376
EBITDA	$128,515	$126,073	$103,902
Unit-based compensation expense (1)	8,024	2,849	3,008
Severance charges	45	44	624
Loss (gain) on disposition of assets	(3,865)	309	1,118
Gain on derivative instrument	(3,437)	(14,550)	—
Impairment of compression equipment (2)	882	10,273	504
Adjusted EBITDA	$130,164	$124,998	$109,156
Interest expense, net	(43,257)	(42,045)	(35,142)
Non-cash interest expense	1,819	1,819	1,814
Income tax expense	(255)	(405)	(376)
Severance charges	(45)	(44)	(624)
Cash received on derivative instrument	2,528	1,216	—
Other	(65)	34	(33)
Changes in operating assets and liabilities	(40,817)	2,298	(25,586)
Net cash provided by operating activities	$50,072	$87,871	$49,209
____________________________________
(1)For the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, unit-based compensation expense included $1.1 million, $1.1 million, and $1.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0, $0, and $1.1 million, respectively, related to the cash portion of the settlement of phantom unit awards upon vesting. The remainder of unit-based compensation expense for all periods was related to non-cash adjustments to the unit-based compensation liability.
(2)Represents non-cash charges incurred to decrease the carrying value of long-lived assets with recorded values that are not expected to be recovered through future cash flows.

USA COMPRESSION PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Dollars in thousands — Unaudited)
The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
Net income	$20,902		$23,584		$9,612
Non-cash interest expense	1,819		1,819		1,814
Depreciation and amortization	64,101		60,039		58,772
Non-cash income tax expense (benefit)	(65)		34		(33)
Unit-based compensation expense (1)	8,024		2,849		3,008
Severance charges	45		44		624
Loss (gain) on disposition of assets	(3,865)		309		1,118
Change in fair value of derivative instrument	(909)		(13,334)		—
Impairment of compression equipment (2)	882		10,273		504
Distributions on Preferred Units	(12,188)		(12,188)		(12,188)
Maintenance capital expenditures (3)	(7,172)		(6,391)		(8,050)
Distributable Cash Flow	$71,574		$67,038		$55,181
Maintenance capital expenditures	7,172		6,391		8,050
Severance charges	(45)		(44)		(624)
Distributions on Preferred Units	12,188		12,188		12,188
Changes in operating assets and liabilities	(40,817)		2,298		(25,586)
Net cash provided by operating activities	$50,072		$87,871		$49,209

Distributable Cash Flow	$71,574		$67,038		$55,181

Distributions for Distributable Cash Flow Coverage Ratio (4)	$51,608		$51,596		$51,447

Distributable Cash Flow Coverage Ratio	1.39	x	1.30	x	1.07	x
____________________________________
(1)For the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, unit-based compensation expense included $1.1 million, $1.1 million, and $1.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0, $0, and $1.1 million, respectively, related to the cash portion of the settlement of phantom unit awards upon vesting. The remainder of unit-based compensation expense for all periods was related to non-cash adjustments to the unit-based compensation liability.
(2)Represents non-cash charges incurred to decrease the carrying value of long-lived assets with recorded values that are not expected to be recovered through future cash flows.
(3)Reflects actual maintenance capital expenditures for the periods presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.
(4)Represents distributions to the holders of the Partnership’s common units as of the record date.

USA COMPRESSION PARTNERS, LP
FULL-YEAR 2023 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE
RECONCILIATION TO NET INCOME
(Unaudited)

Guidance
Net income	$73.0 million to $83.0 million
Plus: Interest expense, net	169.0 million
Plus: Depreciation and amortization	246.0 million
Plus: Income tax expense	1.0 million
EBITDA	$489.0 million to $499.0 million
Plus: Unit-based compensation expense and other (1)	20.0 million
Plus: Severance charges	1.0 million
Plus: Impairment of compression equipment	12.0 million
Less: Gain on disposition of assets	4.0 million
Less: Gain on derivative instrument	18.0 million
Adjusted EBITDA	$500.0 million to $510.0 million
Less: Cash interest expense	159.5 million
Less: Current income tax expense	1.0 million
Less: Maintenance capital expenditures	26.0 million
Less: Distributions on Preferred Units	49.0 million
Plus: Cash received on derivative instrument	5.5 million
Distributable Cash Flow	$270.0 million to $280.0 million
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(1)Unit-based compensation expense is based on the Partnership’s closing per unit price of $23.86 on September 29, 2023.